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                                                                      EXHIBIT 99
                                                                      ----------


FOR IMMEDIATE RELEASE

Contact:       Joseph Mussey
               President & Chief Operating Officer
               (949) 453-3200


INTERPORE CROSS INTERNATIONAL DECLARES DIVIDEND DISTRIBUTION OF PREFERRED SHARE PURCHASE RIGHTS

IRVINE, Calif. -- November 16, 1998 -- The Board of Directors of Interpore International, Inc. (Nasdaq NM: BONZ) ("Interpore Cross") has declared a dividend distribution of one Preferred Share Purchase Right on each outstanding share of Interpore Cross common stock. Subject to limited exceptions, the Rights will be exercisable if a person or group acquires 15% or more of the Company's common stock or announces a tender offer for 15% or more of the common stock. Under certain circumstances, each Right will entitle stockholders to buy one one-hundredth of a share of newly created Series A Junior Participating Preferred Stock of the Company at an exercise price of $30.00. The Interpore Cross Board will be entitled to redeem the Rights at $.01 per Right at any time before a person has acquired 15% or more of the outstanding common stock.

The Rights are intended to enable all Interpore Cross stockholders to realize the long-term value of their investment in the Company. The Rights do not prevent a takeover, but should encourage anyone seeking to acquire the Company to negotiate with the Board of Directors prior to attempting a takeover. Interpore International previously had a shareholders rights plan which terminated upon the Company's merger with Cross Medical Products and reincorporation into Delaware in May 1998.

The Rights are designed to assure that all Interpore Cross stockholders receive fair and equal treatment in the event of any proposed takeover of the Company and to guard against partial tender offers, open market accumulations and other abusive tactics to gain control of Interpore Cross without paying all stockholders a control premium.

If a person becomes an Acquiring Person, each Right will entitle its holder to purchase, at the Right's then-current exercise price, a number of common shares of Interpore Cross having a market value at that time of twice the Right's exercise price. Rights held by the Acquiring Person will become void and will not be exercisable to purchase shares at the bargain purchase price. An Acquiring Person is defined as a person who acquires 15% or more of the outstanding common stock of Interpore Cross. If Interpore Cross is acquired in a merger or other business combination transaction which has not been approved by the Board of Directors, each Right will entitle its holder to purchase, at the Right's then-current exercise price, a number of the acquiring company's common shares having a market value at that time of twice the Right's exercise price.

The dividend distribution to establish the new Rights Plan will be payable to stockholders of record on November 27, 1998. The Rights will expire in 10 years. The Rights distribution is not taxable to stockholders.

Interpore Cross International is a medical device company that designs, manufactures and markets synthetic bone and tissue products and spinal implant devices on a worldwide basis. The bone and tissue products are used in orthopedic, oral/maxillofacial and ophthalmic applications. The spine products are used to treat degenerative conditions and deformities of the spine.

Certain statements in this release are forward-looking and may involve risks and uncertainties, including, but not limited to: product demand and market acceptance risks; risks related to the development of future products and the successful completion of clinical studies; risk that the Company will not receive additional regulatory approval of products; and the impact of competitive products. Additional information on factors that could affect the Company's financial results and growth prospects is disclosed in the Company's reports filed from time to time with the Securities and Exchange Commission.